Exhibit 10.27

NINTH AMENDMENT TO LEASE

This Ninth Amendment to Lease (“Ninth Amendment”) is executed as of the 6th day of September, 2018, by and between RREF II DRYDOCK, LLC, as landlord (“Landlord”), and GINKGO BIOWORKS, INC., as tenant (“Tenant”).

B A C K G R O U N D:

A. Reference is made to a certain Lease Agreement dated December 22, 2011 between, Landlord’s predecessor-in-interest, Zoom Group LLC (“Zoom”), and Tenant, as amended by, among other documents, that certain: (i) Commencement Date Agreement dated January 31, 2012; (ii) First Amendment to Lease Agreement dated April     , 2012; (ii) Second Amendment to Lease Agreement (and Side Letter) dated as of August 1, 2014; (iii) Third Amendment to Lease Agreement dated August 15, 2014; (iv) Fourth Amendment to Lease dated May 1, 2016; (v) Party Wall Access Agreement dated May 31, 2016 between Zoom, Tenant and Jamestown 21-23-25 Drydock, L.P.; (vi) Fifth Amendment to Lease dated May 31 , 2016 (“Fifth Amendment”); (vii) Sixth Amendment to Lease dated August 5, 2016; (viii) Seventh Amendment to Lease dated July 31 , 2017 (“Seventh Amendment”); and (ix) Eighth Amendment to Lease dated as of March 23, 2018 (“Eighth Amendment”) (collectively, the “Lease”) pursuant to which Tenant is leasing (and has additional rights to lease) from Landlord space within the Building, all as more specifically set forth in the Lease (the “Premises”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant desire to amend the Lease in certain respects as provided herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree, and amend the Lease, as follows:

1. Fourteenth Expansion Premises. From and after the Fourteenth Expansion Premises Commencement Date (as defined below), approximately 18,674 rentable square feet consisting of (a) 18,434 rentable square feet on the eastern half of the seventh (7th) floor of the Building (the “7th Floor Expansion Premises”), and (b) approximately 240 rentable square feet on the western portion of the first (1st) floor of the Building (the “Electrical Room Expansion Premises” and collectively with the 7th Floor Expansion Premises, the “Fourteenth Expansion Premises”), as outlined on the plan attached hereto and incorporated herein as Exhibit A-1, shall be deemed added to and incorporated into the Premises demised under the Lease.

2. Fourteenth Expansion Premises Commencement Date; Fourteenth Expansion Premises Rent Commencement Date. The anticipated delivery date of the Fourteenth Expansion Premises is October 1, 2018 (the “Anticipated Fourteenth Expansion Premises Commencement Date”), subject to delays caused by factors beyond the reasonable control of Landlord (which shall not include any financial difficulties of Landlord) or the holdover of the current tenant or occupant thereof. Landlord shall not be liable to Tenant, and Landlord shall not be in default, for any failure to deliver the Fourteenth Expansion Premises on any specified date; provided in no event shall Tenant be required to pay Basic Rent or Additional Rent (other than as specifically set forth below) on the Fourteenth Expansion Premises until five (5) months following the actual Fourteenth Expansion Premises Commencement Date (as defined below) (that five (5) month period being the “Fourteenth Expansion Premises Free Rent Period”), but Tenant shall be required to pay all electricity charges applicable to the Fourteenth Expansion Premises as required under Sections 4(c) and 7(b) of the Lease from and after the Fourteenth Expansion Premises Commencement Date. The actual “Fourteenth Expansion Premises Commencement Date” shall be the date of the delivery of the Fourteenth Expansion Premises to Tenant in accordance with the terms and conditions hereof. As used herein, the “Fourteenth Expansion Premises Rent Commencement Date” shall be the day following the expiration of the Fourteenth Expansion Premises Free Rent Period. Notwithstanding the foregoing, Tenant acknowledges that the Fourteenth Expansion Premises delivery hereunder is subject to the existing tenant agreeing to a voluntary termination or recapture of its space and its surrender of the Fourteenth Expansion Premises (“Existing Tenant Termination”). In no event shall Tenant be required to accept delivery of the Fourteenth Expansion Premises before the Anticipated Fourteenth Expansion Premises Commencement Date. In the event the Existing Tenant Termination does not take place on or before March 31, 2019, Landlord and Tenant shall each have the right to terminate this Amendment by not less than fifteen (15) days prior written notice to the other whereupon such termination this Amendment shall be of no further force or effect, unless the Existing Tenant Termination occurs within such fifteen (15) day period in which event the termination right hereunder shall be void and of no further force or effect. Notwithstanding anything to the contrary set forth herein, Tenant shall also have the right to terminate this Amendment by not less than thirty (30) days prior written notice to Landlord if Landlord fails to deliver the Fourteenth Expansion Premises to Tenant by March 31, 2019, whereupon such termination this Amendment shall be void and of no further force or effect; unless the delivery of the Fourteenth Expansion Premises is delivered as required herein within such thirty (30) day period in which event the termination right hereunder shall be void and of no further force or effect.

3. Delivery. Notwithstanding anything to the contrary contained in the Lease, Landlord shall deliver the Fourteenth Expansion Premises vacant and in broom-clean condition and with the applicable work, if any, set forth on Exhibit B attached hereto and as expressly provided in Section 12 below (“Landlord’s Delivery Work”) substantially completed at Landlord’s sole cost and expense in a good and workmanlike manner, but otherwise in “as is” condition, and without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof, except that Landlord shall cause any defect in the work to be repaired within one (1) year of the Fourteenth Expansion Premises Commencement Date. Tenant agrees that except for Landlord’s Delivery Work applicable to the Fourteenth Expansion Premises, if any, Landlord has no work to perform in or on the Fourteenth Expansion Premises Commencement Date therefor to prepare the Fourteenth Expansion Premises for Tenant’s use and occupancy, and that any and all work to be done in or on the Fourteenth Expansion Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Ninth Amendment (subject to Section 6 below). As of the Fourteenth Expansion Premises Commencement Date, the overall electrical capacity of the Fourteenth Expansion Premises then being delivered to Tenant hereunder shall be as provided in Section 12 below.

4. Expiration Date. The term for the Fourteenth Expansion Premises demised hereunder shall expire on January 31, 2030, unless the Lease is otherwise terminated or extended as provided therein.

5. Tenant Improvements. Tenant shall cause the substantial completion of all necessary or desirable construction and installations of all of Tenant’s improvements to the Fourteenth Expansion Premises in accordance with the provisions of the Lease, including but not limited to Section 14 of the Fifth Amendment, Article 8 of the Lease, the Master Lease, including without limitation Articles 9 and 24 thereof, and the terms of this Amendment (“Tenant’s Improvements”). In connection with any Tenant’s Improvements, Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. Landlord agrees that the following language included in any Certificate of Insurance delivered to Landlord in connection with the Lease is currently satisfactory and will be deemed approved by Landlord with respect to the naming of additional insureds if it names the parties in interest designated by Landlord (“Parties in Interest”) and reads substantially as follows: “[Parties in Interest] are included as Additional Insured on a primary non-contributory basis.” Landlord and Tenant shall reasonably cooperate in connection with scheduling and performing Tenant’s Improvements in the Fourteenth Expansion Premises to provide flexibility as to timing therefor so Tenant may perform same as expeditiously as practical so long as same does not unreasonably interfere with other tenants or the operation of the Building.

6. Payment of Costs for Tenant’s Improvements; Fourteenth Expansion Premises Allowance. Subject to the Fourteenth Expansion Premises Allowance set forth below, Tenant shall pay all of the costs and expenses of Tenant’s Improvements (including, without limitation, the costs of construction, the cost of permits and permit expediting, and all architectural and engineering services obtained by Tenant in connection therewith). Upon the Fourteenth Expansion Premises_Commencement Date, Landlord shall provide an allowance of up to $96.00 per rentable square foot of the Fourteenth Expansion Premises ($1, 792, 704.00) (the “Fourteenth Expansion Premises Allowance”). The Fourteenth Expansion Premises Allowance may only be used for hard or soft costs actually incurred by Tenant in connection with Tenant’s Improvements within the Fourteenth Expansion Premises demised hereunder; provided, however, that Tenant may use (a) up to fifty percent (50%) of the Fourteenth Expansion Premises Allowance to improvements made in connection with the western half of the eighth (8th) floor of the Premises, and (b) any or all portions of the Fourteenth Expansion Premises Allowance may be used for hard or soft costs actually incurred by Tenant in connection with Tenant’s Roof-Top Area, including Roof-Top Equipment, Exterior Ducting, interior ducting, and conduits, equipment and other infrastructure and materials required to exhaust or vent from, or connect electrical service and other utilities to, any of the Premises. No portion of the Fourteenth Expansion Premises Allowance may be used for Tenant’s furniture, fixtures, equipment, cabling and/or other personal property. Provided Tenant shall not then be in default of the Lease beyond applicable notice and/or cure periods, or there shall not then be occurring any circumstance or state of facts which, with notice or the passage of time or both, would result in a breach or default hereunder that is not cured within the applicable cure period, the payment of the applicable portion of the Fourteenth Expansion Premises Allowance shall be made to reimburse Tenant for amounts spent on Tenant’s Improvements within thirty (30) days following Tenant’s requisition therefor generally in accordance with Section 14(c) of the Fifth Amendment such that no more than fifty percent (50%) of that portion of the Fourteenth Expansion Premises Allowance corresponding to the cost of the Tenant’s Improvements within the Fourteenth Expansion Premises (or such other work as otherwise expressly provided above) will be paid upon satisfactory completion of all rough inspections by the City of Boston lnspectional Services Department for the work within the Fourteenth Expansion Premises (or such other work as otherwise expressly provided above), and the remaining fifty percent (50%) of that portion of the Fourteenth Expansion Premises Allowance corresponding to the cost of the Tenant’s Improvements within the Fourteenth Expansion Premises (or such other work as otherwise expressly provided above) will be paid within thirty (30) days following delivery to Landlord of (i) a final Certificate of Occupancy issued by the City of Boston Inspectional Services Department for the work within the Fourteenth Expansion Premises (or such other work as otherwise expressly provided above); and (ii) satisfactory lien waivers from all contractors and other satisfactory evidence that all contractors have been paid or will be paid in full for the work within the Fourteenth Expansion Premises (o or such other work as otherwise expressly provided above). Landlord shall have no obligation to advance any funds or pay any amounts on account of Tenant’s Improvements in excess of the Fourteenth Expansion Premises Allowance (excluding any allowances outstanding as of the date hereof under the Lease as previously amended) and in the event Tenant fails to request any portion of the Fourteenth Expansion Premises Allowance, pursuant to the terms and conditions hereof, within forty-two (42) months of the Fourteenth Expansion Premises Commencement Date, such unrequested portion of the Fourteenth Expansion Premises Allowance shall be forfeit and no longer available for request hereunder.

7. Eighth Amendment Extension Allowance. In the event that Tenant exercises its option to extend the Term for three (3) years in accordance with Section 9(h) of the Eighth Amendment, the Extension Allowance provided therein shall be available on and after February 1, 2027 for any and all improvements made to those portions of the Premises as provided therein on or after March 1, 2024 until the end of the Term.

8. Confirmation Agreement. Landlord and Tenant agree to execute, upon the request of either party, a supplemental agreement confirming the Fourteenth Expansion Premises Commencement Date and Fourteenth Expansion Premises Rent Commencement Date after same are determined.

9. Basic Rent for the Fourteenth Expansion Premises. As of the Fourteenth Expansion Premises Rent Commencement Date, Tenant shall pay Basic Rent for the Fourteenth Expansion Premises, to Landlord, in the amounts set forth below, in the manner and at the times set forth in Article 4(a) of the Lease, in advance, without demand, deduction or set off:

a.	Fourteenth Expansion Premises Lease Year 1 (or portion thereof, if applicable): $1,139,114.00 per annum, paid in monthly installments of $94,926.17 ($61.00 per rentable square foot);

b.	Fourteenth Expansion Premises Lease Year 2: $1,173,287.42 per annum, paid in monthly installments of $97,773.95 ($62.83 per rentable square foot);

c.	Fourteenth Expansion Premises Lease Year 3: $1,208,394.54 per annum, paid in monthly installments of $100,699.55 ($64.71 per rentable square foot);

d.	Fourteenth Expansion Premises Lease Year 4: $1,244,622.10 per annum, paid in monthly installments of $103,718.51 ($66.65 per rentable square foot);

e.	Fourteenth Expansion Premises Lease Year 5: $1,282,156.84 per annum, paid in monthly installments of $106,846.40 ($68.66 per rentable square foot);

f.	Fourteenth Expansion Premises Lease Year 6: $1,320,625.28 per annum, paid in monthly installments of $110,052.11 ($70.72 per rentable square foot);

g.	Fourteenth Expansion Premises Lease Year 7: $1,360,214.16 per annum, paid in monthly installments of $113,351.18 ($72.84 per rentable square foot);

h.	Fourteenth Expansion Premises Lease Year 8: $1,400,923.48 per annum, paid in monthly installments of $116,743.62 ($75.02 per rentable square foot);

i.	Fourteenth Expansion Premises Lease Year 9: $1,442,939.98 per annum, paid in monthly installments of $120,245.00 ($77.27 per rentable square foot);

j.	Fourteenth Expansion Premises Lease Year 10: $1,486,263.66 per annum, paid in monthly installments of $123,855.3l ($79.59 per rentable square foot); and

k.	Fourteenth Expansion Premises Lease Year 11: $1,530,894.52 per annum, paid in monthly installments of $127,574.54 ($81.98 per rentable square foot).

(As used herein, the term “Fourteenth Expansion Premises Lease Year” shall mean each successive 12-month period included in whole or in part in the Term of this Lease with the first (1st) Fourteenth Expansion Premises Lease Year beginning on the Fourteenth Expansion Premises Rent Commencement Date and ending at midnight on the day before the first (1st) anniversary of the Fourteenth Expansion Premises Rent Commencement Date (provided that if the Fourteenth Expansion Premises Rent Commencement Date is not the first (1st) day of a calendar month, the first (1st) Fourteenth Expansion Premises Lease Year shall end at midnight on the last day of the calendar month which includes the first (1st) anniversary of the Fourteenth Expansion Premises Rent Commencement Date). If the first (1st) Fourteenth Expansion Premises Lease Year of the Term shall be greater than one (1) full calendar year, the annual Basic Rent for such Fourteenth Expansion Premises Lease Year shall be increased proportionately to the greater length of such Fourteenth Expansion Premises Lease Year. Similarly, if the last Fourteenth Expansion Premises Lease Year of the Term shall be less than one (1) full calendar year, the annual Basic Rent for such Fourteenth Expansion Premises Lease Year shall be decreased proportionately to the lesser length of such Fourteenth Expansion Premises Lease Year.)

10. Premises; Tenant’s Proportionate Share; Additional Rent.

a. Tenant’s Proportionate Share. Notwithstanding anything to the contrary contained in the Lease, from and after the Fourteenth Expansion Premises Commencement Date, the size of the Premises shall increase by approximately 18,674 rentable square feet, Tenant’s Proportionate Share shall increase by 6.79%, and all references to the Premises in the Lease shall be deemed to include the Fourteenth Expansion Premises.

b. Additional Rent; PILOT Agreement Expiration. Tenant shall continue to pay Basic Rent and Additional Rent on the existing Premises, and the Fourteenth Expansion Premises, as and when required under the Lease. Tenant acknowledges and agrees that in the event that any current payment in lieu of taxes agreement expires during the Lease Term (as same may be extended), then Tenant shall be responsible for Tenant’s Proportionate Share of Taxes as provided in the Lease. Any such Taxes shall be the Taxes actually assessed and billed pursuant to the applicable taxing authority.

11. Security Deposit. Notwithstanding anything to the contrary contained in the Lease, upon the Fourteenth Expansion Premises Commencement Date, the existing Security Deposit shall be increased by Two Hundred Eighty-four Thousand Seven Hundred Seventy-eight and 51/100 ($284,778.51) to be paid to Landlord by Tenant within three (3) business days thereof, in the form of a clean, irrevocable letter of credit in the foregoing additional amount (and Landlord shall promptly return the prior letter of credit upon receipt of replacement letter of credit) reasonably satisfactory in form and content to Landlord and issued by an FDIC insured bank reasonably satisfactory to Landlord in favor of Landlord which shall be held pursuant to the terms and conditions of the Lease.

12. Roof Rights; Exterior and other Shaft Rights.

a. Tenant shall continue to have the rights set forth in Section 19 of the Eighth Amendment as to the Roof, Roof-top Equipment and Tenant’s Roof-top Area (as those terms are defined therein); provided, however, that as of the Fourteenth Expansion Premises Commencement Date Exhibit D-2 of the Eighth Amendment shall be replaced with Exhibit D-2 attached hereto and incorporated herein and thereafter all references to Exhibit D-2 in the Lease shall be to Exhibit D-2 attached hereto. In addition, Exhibit D-1 of the Eighth Amendment shall be of no further force or effect.

b. The first three (3) sentences of Section 19(g) of the Eighth Amendment are hereby deleted in their entirety and replaced with the following (with all references being to sections in the Eighth Amendment, excepting references to Exhibit E-3, which shall mean Exhibit E-3 attached to this Ninth Amendment and incorporated herein) :

Tenant shall have the non-exclusive right to install up to four (4) exterior ducts and related equipment, based on Tenant’s Improvements provided herein, on the rear exterior of the Building with three (3) exterior ducts located as approximately shown on Exhibit E-3 hereto attached and one (1) exterior duct located at a mutually agreeable location on the rear exterior of the Building within the area shown on Exhibit E-3 (with such exterior ducting being the “Exterior Ducting”). In the event Tenant elects to terminate the obligation to take the Twelfth Expansion Premises or the Thirteenth Expansion Premises as set forth in Section 2f above, then the Exterior Ducting provided hereunder shall be reduced to three (3) Exterior Ducts with two (2) Exterior Ducts in two (2) of the locations as approximately shown on Exhibit E-3 and one (1) Exterior Ducting at a mutually agreeable location on the rear of the Building.

c. In addition, in connection with the delivery of the Fourteenth Expansion Premises, Tenant shall have the non-exclusive right to install one (1) additional exterior duct and related equipment, based on Tenant’s Improvements provided herein and in the Lease, on the rear exterior of the eastern portion Building as approximately shown on Exhibit E-3. Tenant’s rights to such additional exterior duct and related equipment shall be subject to the Exterior Ducting review and approval provisions of Section 19(g) of the Eighth Amendment.

13. New Electrical Service Work. From and after the date hereof, Section 16b of the Eighth Amendment is hereby deleted and replaced with the following:

b. On or about October 1, 2018, Landlord shall deliver (or have delivered) to the Building a new 4,000 Amp electrical service (the “New Electrical Service”) to serve the existing Premises and all Expansion Premises included in and through the Eighth Amendment and the Fourteenth Expansion Premises. For each day from and after December 1, 2018 that the New Electrical Service is not delivered, Basic Rent for the Seventh Expansion Premises shall be reduced by fifty percent (50%) applicable to the Seventh Expansion Premises until the New Electrical Service is delivered. Tenant shall be solely responsible for connecting the Fourteenth Expansion Premises and those portions of the Premises on the eighth (8th) floor to the New Electrical Service and disconnecting the Fourteenth Expansion Premises and those portions of the Premises on the Eighth Floor from the existing Bus Duct/Building electrical service, at Tenant’s sole cost and expense, subject to applicable allowances under the Lease as amended hereby and this Subsection b, all in accordance with the terms and conditions of the Lease. Tenant shall be responsible for completing the foregoing work, and all related ancillary work relating thereto, no later than the later of (A) five (5) months following Landlord’s completion of the installation of the New Electrical Service and (B) March 1, 2019 and (C) with respect to the Eighth Expansion Premises, the Eighth Expansion Premises Commencement Date for the entire Eighth Expansion Premises. In connection with the New Electrical Service: (i) Landlord shall be entitled to charge Tenant, as additional rent, for Tenant proportional percentage increase in Tenant’s use of the Building’s main electrical room based on a so-called triple net basis; (ii) Landlord shall remain responsible for any lease agreements or rental fees between Landlord any utility company(ies) associated with the New Electrical Service, subject to the inclusion thereof in Operating Costs as and to the extent provided in the Lease; (iii) subject to Landlord completing Landlord’s Delivery Work associated with the applicable Expansion Premises, and the rights existing tenants and occupants therein, Landlord shall provide Tenant with reasonable access to the applicable Expansion Premises (2nd floor West and 3rd floor West) to install Tenant electrical rooms therein prior to October I, 2018; and (iv) Landlord shall remain responsible for delivering the New Electrical Service pursuant to the Eighth Amendment as modified herein. Landlord shall reimburse Tenant for fifty percent (50%) of the third party reasonable costs incurred by Tenant solely in connecting the New Electrical Service to the Fourteenth Expansion Premises

and those portions of the Premises on the eighth (8th) floor and disconnecting the electrical service thereto, up to a maximum reimbursement amount of Ninety Thousand and 00/100 Dollars ($90,000.00) (“Landlord’s New Service Contribution”). Landlord’s New Service Contribution shall not include any costs or expenses relating to providing or disconnecting electrical service to the Roof. So long as Tenant is not in default of the Lease beyond applicable notice and/or cure periods, or there shall not then be occurring any circumstance or state of facts which, with notice or the passage of time or both, would result in a breach or default hereunder that is not cured within the applicable cure period, Landlord shall pay the Landlord’s New Service Contribution in one (I) lump sum payment following completion of the foregoing connection and disconnection work in a good and workmanlike manner and Landlord’s receipt of (x) paid third-party invoices (with satisfactory evidence of payment and other supporting material) for such work performed in accordance with all of the terms and conditions of the Lease, (y) lien waivers reasonably satisfactory to Landlord from the project manager or any others performing the work or supplying the labor or material, and (z) any other commercially reasonable requirements of Landlord relating thereto. Tenant has submitted and Landlord has approved Tenant’s plans entitled “Electrical Riser Diagram & Schedules” dated “4-03-2018” for incorporating the following switchboard disconnecting means as part of Landlord’s Delivery Work: two 1200 AMP, one 1000 AMP, three 600 AMP and seven 400 AMP circuit breakers. Any and all actual, reasonable costs incurred in the design, purchase and installation of said disconnects shall be at Tenant’s sole expense and shall be deducted from the any then earned, accrued and available Eighth Amendment Allowance applicable thereto following presentation of an invoice to Tenant itemizing such costs.

14. Ninth Amendment Riser. Landlord shall provide Tenant with access to space measuring approximately one foot by nine feet (1’x 9’) and running from the second (2nd) floor through the seventh (7th) floor of the Building, between columns E and F, as more particularly shown on Exhibit F, attached hereto and incorporated herein, and including a horizontal area through the top of the space currently occupied by Au Bon Pain, (the “ABP Conduit”, and collectively, the “Ninth Amendment Riser Space”), for Tenant’s exclusive use for the purpose of running electrical conduits and plumbing, and other uses reasonably approved by Landlord in writing (collectively, “Tenant’s Riser Uses”). All equipment within the Ninth Amendment Riser Space (or the Alternate Ninth Amendment Riser Space (as defined below) if applicable) shall be installed by Tenant, at Tenant’s sole cost and expense, in accordance with (x) all applicable laws, rules, regulations, and ordinances and (y) plans and a construction schedule approved by Landlord in writing (which approval shall not be unreasonably withheld), which plans shall include, without limitation, the specific path of the ABP Conduit. All insulated ductwork installed within the Ninth Amendment Riser Space shall be blanket wrapped, but Tenant shall not be required to insulate or wrap pipes unless (i) required by code or (ii) reasonably required by Landlord during Landlord’s approval of Tenant’s plans. Any portion of the Ninth Amendment Riser Space passing through a space leased or occupied by a third party shall be completely enclosed by Tenant, at Tenant’s sole cost and expense, to Base Building Standards, as reasonably defined by Landlord during the plan approval process. Landlord shall coordinate with other tenants of the Building to provide Tenant with reasonable access to the Ninth Amendment Riser Space to allow Tenant to perform its work (which coordination may include, without limitation, providing tenant with written approvals, if any, required by the leases of such tenants, not less than one (I) week’s advance notice, a written scope of work that has been approved by Landlord pursuant hereto, identification of, and certificates of insurance from, contractors performing work within such tenant’s space, and other reasonable requirements relating thereto), which Tenant agrees may be scheduled to minimize unreasonable interference with such other tenants or the operation of the Building and which may require Tenant to perform its work after regular business hours, at Tenant’s sole cost and expense. Landlord shall not be liable to Tenant, and Landlord shall not be in default, for any failure to provide access to the Ninth Amendment Riser Space on any specified date; provided, however, that in the event Landlord is unable to provide Tenant with the Ninth Amendment Riser Space on or before October 7, 2018 (subject to extension due to any delays caused by Tenant), (i) Tenant shall have the non-exclusive right to install, maintain and operate one (I) exterior duct located within the area shown as the “6th

Exterior Shaft Area” on Exhibit E-3 hereto attached (the “Alternate Ninth Amendment Riser Space”) for Tenant’s exclusive use for Tenant’s Riser Uses to service the Premises from the first (1st) floor through the eighth (8th) floor of the Building, and (ii) for as long as (a) Tenant is unable to access the Ninth Amendment Riser Space or the Alternate Ninth Amendment Riser Space for purposes of installing the approved equipment and (b) as a result thereof, Tenant is prevented from using the Ninth Expansion Premises and Tenth Expansion Premises, Tenant shall not be required to pay Basic Rent or Additional Rent with respect to the Fourteenth Expansion Premises for the period of time Tenant is unable to access either the Ninth Amendment Riser Space or the Alternate Ninth Amendment Riser Space provided such Basic Rent and Additional Rent abatement period shall in no event exceed one (I) full calendar month. The design and installation of the Alternate Ninth Amendment Riser Space, if any, shall be subject to the prior written approval (including, without limitation, actual location, size, method of attachment, etc.) of Landlord (such approval not to be unreasonably withheld, conditioned or delayed so long as same is not otherwise inconsistent with the character and quality of the Building as of the date of such work). In connection with all of Tenant’s work under this Ninth Amendment, Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. Tenant shall be responsible for completing the foregoing work, and all related ancillary work relating thereto, no later than the later of (a) five (5) months following the later of (I) Landlord’s completion of the installation of the New Electrical Service and (II) the date that Landlord provides access to the Ninth Amendment Riser Space or Alternate Ninth Amendment Riser Space for purposes of installing the approved equipment and (b) March 1, 2019 and (c) with respect to the Eighth Expansion Premises, the Eighth Expansion Premises Commencement Date for the entire Eighth Expansion Premises. In the event Landlord provides Tenant with the Ninth Amendment Riser Space on or before October 7, 2018 (as such date is extended due to any delays caused by Tenant), any rights of Tenant to the Alternate Ninth Amendment Riser Space shall be void and of no further force or effect.

15. Assignment and Subletting. Notwithstanding any other provision in the Lease to the contrary, with respect to a request for Landlord’s consent to a subletting of all or any portion of the Premises, it shall not be reasonable for Landlord to withhold consent to any requested sublease solely on the basis that (i) there is other suitable space in the Building or (ii) that such proposed subtenant is a current occupant of the Building.

16. Parking. Tenant is currently entitled to a license to use certain parking spaces in accordance with Exhibit H to the Lease. From and after the Fourteenth Expansion Premises Rent Commencement Date, Tenant shall be entitled to a license to use additional parking spaces based on the ratio of I parking space per 3,800 rentable square feet of space in the applicable Expansion Premises, subject to the terms of said Exhibit H. The parking space provided hereunder shall be located in the exterior lots “S” and/or “P” controlled by Landlord, provided that if Landlord is unable to provide any such parking space in the exterior lots “S” and/or “P”, then as otherwise reasonably designated by Landlord from time to time.

17. Control Areas. From and after the Fourteenth Expansion Premises Commencement Date, Tenant shall be entitled to use Tenant’s proportionate share of the Control Area (s) (i.e., chemical storage area available) (located on and allocable to the seventh (7th) floor of the Building based on the rentable area of the Fourteenth Expansion Premises to the entire rentable area of the seventh (7th) floor of the Building. Such Control Area shall be established, maintained and used by Tenant in accordance with, and shall be subject to, all of the terms and conditions of the Lease and in compliance with all applicable laws, rules, regulations, codes and requirements. For purposes hereof, “Control Area” shall mean Control Area as defined in and in compliance with the Massachusetts Building Code.

18. License Agreement. Landlord’s License Termination Notice to Tenant dated July 11, 2018 (the “Termination Notice”) is hereby revoked and Landlord and Tenant hereby agree that the Temporary License for Use and Occupancy Agreement dated as of November 16, 2017 between Landlord, as licensor, and Tenant, as licensee, as amended by that certain Amendment to License dated as of March 27, 2018 (the “License Agreement”), remains in full force and effect, unaffected by the Termination Notice, but modified and hereby amended by deleting clause (ii) of Section 1 of the License Agreement and as follows:

Licensee hereby acknowledges and agrees that Licensor, will be replacing certain windows on the second (2nd) floor of the Building (the “Window Work”), which Window Work will require, among other things, that certain mechanical systems serving the Licensed Premises (including, without limitation the HVAC conduit, certain ductwork, and certain electrical components) will be removed and/or relocated. Licensee hereby acknowledges and agrees that the Window Work and such removal and/or relocation can be commenced and completed, and that Licensee shall be responsible, at its sole cost and expense, for any and all work required for Licensee’s continued use of the License Premises, which work shall be subject to Licensor’s prior written approval; provided that Licensor shall undertake the Window Work with reasonable diligence and reasonably coordinate same with Tenant per discussions between the parties (but such coordination shall not require after hours work or unreasonable delays).

19. Eighth Expansion Premises. The Anticipated Eighth Expansion Premises Commencement Date is hereby amended to mean December 1, 2018 and shall remain subject to delays caused by factors beyond the reasonable control of Landlord or the holdover or early yield-up, termination, expiration or relocation of the current tenant or occupant thereof. Tenant hereby agrees that Landlord may deliver, at Landlord’s option, and Tenant shall accept, the Eighth Expansion Premises in two (2) stages of approximately 15,007 rentable square feet and approximately 3,343 rentable square feet. If delivered in such stages, each stage shall have its own (a) Eighth Expansion Premises Commencement Date, (b) Eighth Expansions Premises Free Rent Period, and (c) Eighth Expansion Premises Rent Commencement Date (all subject to the terms of Section 2(b) of the Eighth Amendment). Notwithstanding whether the Eighth Expansion Premises is delivered at one time or in stages, the definition of the Eighth Expansion Premises Lease Year (as set forth in Section 5(b) of the Eighth Amendment) shall apply to the entire Eighth Expansion Premises and is hereby amended so that the first (1st) Eighth Expansion Premises Lease Year ends at 11:59 pm on February 29, 2020, but that all subsequent Eighth Expansion Premises Lease Years are twelve (12) month periods beginning on March 1 of each such Eighth Expansion Premises Lease Year.

20. Successors: Conflicts. This Ninth Amendment shall be binding upon the parties and their respective successors and assigns. To the extent the terms and conditions of the Lease expressly conflict with or are expressly inconsistent with this Ninth Amendment, the terms and conditions of this Ninth Amendment shall control.

21. Brokers. Landlord and Tenant each represents and warrants to the other that it has not directly or indirectly dealt, with respect to this Ninth Amendment, with any broker or had its attention called to the Fourteenth Expansion Premises or other space to let in the Building, etc. by anyone other than Columbia Group Realty Advisors and JLL. Landlord and Tenant each agrees to defend, exonerate and save harmless and indemnify the other and anyone claiming by, through or under the other against any claims for a commission arising out of the execution and delivery of this Ninth Amendment or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building. Landlord is responsible for paying all fees to Columbia Group Realty Advisors and JLL pursuant to separate agreement(s) therewith.

22. Miscellaneous. Except as expressly modified herein, the Lease shall remain unmodified and in full force and effect. The provisions of this Ninth Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature to this Ninth Amendment.

IN WITNESS WHEREOF the parties hereto have executed this Ninth Amendment to Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the date first written above

LANDLORD:		TENANT:

RREF II DRYDOCK, LLC, a		GINKGO BIOWORKS, INC. , a Delaware corporation
Delaware limited liability company

By:	/s/ Partrick Sweeney	By:	/s/ Barry Canton
Name:	Partrick Sweeney	Name:	Barry Canton
Title:	Its Autorized Signatory	Title:	Founder
Hereunto Duly Authorized

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